Exhibit 99.1
FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER AND YEAR END RESULTS

Milwaukee, Wisconsin - August 2, 2005 -- STRATTEC SECURITY CORPORATION (NASDAQ: STRT) today reported operating results for the fourth quarter and fiscal year ended July 3, 2005.

Net sales for the fourth quarter ended July 3, 2005 were $51.2 million, compared to net sales of $51.9 million for the fourth quarter ended June 27, 2004. The 2005 fiscal fourth quarter was 14 weeks while 2004’s fourth quarter was the typical 13 weeks. The impact of the additional week of customer shipments during the current year quarter increased sales by approximately $2.9 million. Net income was $3.3 million, compared to $4.6 million in the prior year quarter. Diluted earnings per share for the fourth quarter were $.87 compared to $1.19 in the prior year quarter.

For the year ended July 3, 2005, net sales were $190.3 million, compared to net sales of $195.6 million in the prior year period. The 2005 fiscal year was 53 weeks while 2004’s fiscal year was the typical 52 weeks. Net income was $15.0 million compared to $17.3 million and diluted earnings per share were $3.94 compared to $4.49.

Sales to STRATTEC’s largest customers overall declined in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $14.7 million compared to $12.1 million primarily due to a more favorable vehicle content mix. Sales to Delphi Corporation were $8.0 million compared to $7.5 million. Sales to General Motors Corporation were $10.9 million compared to $13.7 million due to a combination of discontinued models and lower levels of production on certain General Motors vehicles. Sales to Ford Motor Company were $8.2 million compared to $8.6 million due to price reductions and lower production volumes on certain vehicles. Sales to Mitsubishi Motor Manufacturing of America, Inc. declined to $1.1 million in the current quarter compared to $1.5 million in the prior year quarter due to their reduced production volumes.

Gross profit margins were 20.1 percent in the current quarter compared to 24.5 percent in the prior year quarter. The lower margins in the current year quarter were primarily the result of lower weekly production shipment volumes and higher purchased raw material costs for brass, zinc and magnesium. Also impacting the current quarter were two unusual items: A lump sum bonus paid to the Company’s Milwaukee represented hourly workers resulting from a new 3-year labor contract ratified June 27, 2005; and premium freight and overtime charges related to capacity issues with two customer directed component suppliers. Together these two unusual items reduced diluted earnings per share by $.10.

Operating expenses were $5.9 million in the current quarter, compared to $5.6 million in the prior year quarter.

During the fourth quarter, the Company repurchased 42,100 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of approximately $2.2 million. For the year ended July 3, 2005, a total of 187,100 shares were repurchased at a cost of approximately $11.0 million.

Effective for fiscal 2006, the Company is required under Financial Accounting Standard 123(R) to recognize stock-based compensation expense in its financial statements. It is estimated that the impact of adopting this new standard in fiscal 2006 will reduce the Company’s overall pre-tax earnings by approximately $1.1 million.

STRATTEC designs, develops, manufacturers and markets mechanical locks, electro-mechanical locks, latches, and related access control products for global automotive manufacturers. Its products are shipped to customers in the United States, Mexico, Europe and South America. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,”“believe,”“could,”“expect,”“intend,”“may,”“planned,”“potential,”“should,”“will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION

Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
	(Unaudited)

Net Sales	$51,185	$51,946	$190,314	$195,646
Cost of Goods Sold	40,918	39,203	147,618	148,159
Gross Profit	10,267	12,743	42,696	47,487

Engineering, Selling &
Administrative Expenses	5,852	5,591	20,688	20,624
Income from Operations	4,415	7,152	22,008	26,863

Interest Income	427	137	1,169	426
Interest Expense	-	-	-	-
Other Income (Expense), Net	211	125	320	362
	5,053	7,414	23,497	27,651

Provision for Income Taxes	1,797	2,780	8,459	10,369

Net Income	$3,256	$4,634	$15,038	$17,282

Earnings Per Share:
Basic	$.87	$1.21	$3.97	$4.56
Diluted	$.87	$1.19	$3.94	$4.49
Average Basic
Shares Outstanding	3,753	3,827	3,790	3,788

Average Diluted
Shares Outstanding	3,761	3,883	3,816	3,849

Other
Capital Expenditures	$2,043	$1,973	$5,498	$5,523
Depreciation & Amortization	$1,785	$1,862	$7,225	$7,704

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	July 3, 2005	June 27, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$56,950	$54,231
Receivables, net	26,053	30,931
Inventories	11,654	8,361
Other current assets	10,030	10,443
Total Current Assets	104,687	103,966
Deferred Income Taxes	1,796	-
Investment in Joint Venture	1,412	1,336
Other Long Term Assets	603	460
Property, Plant and Equipment, Net	29,592	31,428
	$138,090	$137,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,218	$18,787
Other	12,850	16,497
Total Current Liabilities	30,068	35,284
Borrowings Under Revolving Credit Facility	-	-
Deferred Income Taxes	-	543
Accrued Pension and Post Retirement Obligations (A)	16,271	11,511
Shareholders’ Equity	220,261	200,713
Accumulated Other Comprehensive Loss	(12,047)	(5,385)
Less: Treasury Stock	(116,463)	(105,476)
Total Shareholders’ Equity	91,751	89,852
	$138,090	$137,190

(A) Includes $15,804,000 and $4,446,000 of additional minimum pension liability recorded during the fourth quarter of 2005 and 2004.